Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales Growth of 12.1% in Third Fiscal Quarter 2008

Comparable Restaurant Sales Increased 1.5%

MIAMI--(BUSINESS WIRE)--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported that total restaurant sales for the third fiscal quarter of 2008 increased 12.1% to $69.4 million from $61.9 million in the same quarter last year. Benihana teppanyaki represented approximately 74% of consolidated restaurant sales, while RA Sushi and Haru accounted for 14% and 12% of consolidated restaurant sales, respectively. There were a total of 985 store-operating weeks in the third fiscal quarter of 2008 compared to 893 store-operating weeks in the third fiscal quarter of 2007.

For the twelve-week period ended January 6, 2008, Company-wide comparable restaurant sales increased 1.5%, including 2.7% at Benihana teppanyaki, (3.6%) at RA Sushi, and 0.2% at Haru.

“In the current restaurant environment, we were particularly pleased that our Company-wide comparable sales remained positive. While we faced formidable year-ago comparisons, we consider the sequential slowing in our overall sales and guest counts to be more reflective of the macro spending pressures rather than anything Company specific. That said, we remain confident in our business model and continue to execute on our operational and development plans,” stated Joel A. Schwartz, Chairman and Chief Executive Officer.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 85 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and sixteen RA Sushi Bar restaurants. Under development at present are seventeen restaurants - eight Benihana teppanyaki restaurants and nine RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200